Exhibit 5.1

Exhibit 23.1

Bio Lab Naturals, Inc.

7400 E. Crestline Circle, Suite #130

Greenwood Village, CO 80111

Re: Post-Effective Amendment No. 2 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Bio Lab Naturals, Inc., a Delaware corporation (the “Company”), in connection with the Company’s post-effective amendment No. 2 to the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of (i) 9,690,999 shares of common stock, par value $0.0001 per share, held by selling stockholders (the “Common Shares”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Common Shares. As counsel, we have also examined originals or copies of the Registration Statement and the exhibits thereto and such other documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, we are of the opinion that the Common Shares are duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus which forms a part thereof, other than as to the due authorization and validity of the Common Shares. In addition, we acknowledge and understand that this opinion letter may also be relied upon by Mountain Share Transfer, LLC. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

Smith Eilers, PLLC

By:       /s/ Smith Eilers, PLLC

Smith Eilers, PLLC